CONTACTS: Media Inquiries Lin Cummins (248) 435-7112 linda.cummins@arvinmeritor.com

Investor Inquiries Brian Casey (248) 435-0015 brian.casey@arvinmeritor.com

ArvinMeritor Reports Fiscal Year 2005 Third-Quarter Results

TROY, Mich. (July 28, 2005) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its third fiscal quarter ended June 30, 2005.

•	Sales of $2.4 billion, up 15 percent from the same period last year

•	Commercial Vehicle Systems (CVS) sales of $1.1 billion, up $256 million, or 30 percent, from last year’s third quarter, with an operating margin of 6.4 percent, up from 5.7 percent in the third quarter of the prior year

•	Income from continuing operations, excluding $4 million of after-tax restructuring costs for programs announced in May, was $48 million, or $0.70 cents per diluted share, up 14 percent from the same period last year

•	Free cash flow was $51 million, an improvement of $48 million compared to the third quarter of fiscal year 2004

        “We had a strong third quarter, despite difficult industry conditions,” said Chairman, CEO and President Charles G. “Chip” McClure. “Continued strong volumes in our CVS business, along with a well-balanced product, customer and geographic mix, drove increased sales. The restructuring actions we announced in May are beginning to produce results and strengthen our overall financial position. I am proud of our entire organization and what we have been able to accomplish during an exceptionally demanding time.”

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Third-Quarter Results 2005

          For the third quarter of fiscal year 2005, ArvinMeritor posted sales of $2.4 billion, a 15-percent increase when compared to the same period last year. The primary factors that contributed to this increase were higher volumes in CVS and sales from the company’s new commercial vehicle axle joint ventures with the Volvo Group in Europe. In addition, currency translation, primarily due to the stronger euro in relation to the U.S. dollar, increased sales approximately $60 million.

          Operating income was $90 million, up $8 million or 10 percent, compared to $82 million in the prior year’s third quarter. Operating income for the quarter includes $6 million of restructuring costs associated with programs announced in May. The increase in operating income was driven primarily by increased volumes in CVS and a continued focus on reducing cost and improving productivity.

          Income from continuing operations was $44 million, or $0.64 per diluted share, compared to $42 million, or $0.61 per diluted share a year ago. Excluding the $4 million of after-tax restructuring costs associated with programs announced in May, income from continuing operations was $48 million, or $0.70 per diluted share. These results are in line with the guidance the company provided in June.

          James Donlon, ArvinMeritor’s chief financial officer, said, “Although the cost of steel continued to have a negative impact on our financial performance this quarter, we’re beginning to see some moderation in the higher costs for steel.” Steel costs, net of recovery, were approximately $20 million higher in the third quarter than in the same period last year.

          Income from discontinued operations was $2 million, or $0.02 per diluted share, compared to $9 million, or $0.13 per diluted share last year. This decline is largely attributable to $6 million of after-tax costs associated with the company’s new supply agreement with Midas announced in May, and the loss of income resulting from the sale of Roll Coater in November 2004.

          Net income was $46 million, or $0.66 per diluted share, compared to net income of $51 million, or $0.74 per diluted share last year.

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Rationalize and Refocus

                As part of its ongoing efforts to rationalize and refocus its business, ArvinMeritor is on track with its previously announced workforce reductions and facility closures. In large part, these actions affect the global operations of the Light Vehicle Systems (LVS) business. Recently, the company announced the closing of a light vehicle exhaust operation in Mosciano, Italy. It also announced its intention to move the manufacturing of trailer axles from Wrexham, U. K., to a more cost efficient location. This move will potentially affect about 200 employees.

                The company also announced today that it is extending the timeframe for completion of the proposed sale of its Light Vehicle Aftermarket (LVA) business into fiscal year 2006. “We remain committed to becoming a more focused company, said McClure. “We are approaching the sale of LVA in a disciplined manner, and we are determined to achieve fair market value and a favorable return for ArvinMeritor and its shareowners.”

Fourth-Quarter and Fiscal Year 2005 Outlook

                ArvinMeritor’s forecast for North American Class 8 truck production is 310,000 units in fiscal year 2005, up from the previous outlook of 307,000 units. The company’s outlook for Western European heavy and medium truck volumes is 420,000 units, down slightly from the previous outlook of 421,000 units.

                For light vehicle production, the company’s fiscal year 2005 outlook is 15.6 million vehicles in North America, unchanged from our previous forecast, and 16.4 million vehicles in Western Europe, down from 16.9 million units.

                “Our sales outlook for fiscal year 2005 remains strong and is expected to be approximately $8.8 billion,” said McClure. The company expects its income from continuing operations for fiscal year 2005 to be at the higher end of the previously forecasted range of $1.40 to $1.60 per diluted share, before special items.

                “We are encouraged by the early results of our restructuring plan,” McClure continued. “Moving quickly is imperative in today’s automotive industry, and we intend

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to continue our efforts to evaluate all areas of the company. We will work diligently as a team to take the necessary actions to remove excess capacity, reduce fixed costs and increase our operational efficiencies.”

About ArvinMeritor

                ArvinMeritor, Inc. is a premier $8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 31,000 people at more than 120 manufacturing facilities in 25 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: http://www.arvinmeritor.com/.

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Forward-Looking Statements

                All earnings per share amounts are on a diluted basis. The company’s fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company’s fiscal year and fiscal quarters, unless otherwise stated.

                This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; the financial condition of the company’s suppliers and customers, including potential bankruptcies; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

Non-GAAP Measures

                In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP), the company has provided information regarding income from continuing operations, diluted earnings per share, and segment operating income and margins before special items which are non-GAAP financial measures. These non-GAAP measures are defined as reported income or loss from continuing operations, reported diluted earnings or loss per share and segment operating income plus or minus special items. The company has also provided information about “free cash flow”, a non-GAAP financial measure. Free cash flow represents net cash provided by operating activities before the net change in securitized and factored accounts receivables, less capital expenditures. The company believes it is appropriate to exclude the net change in securitized and factored accounts receivables in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

                Management believes these non-GAAP financial measures are useful to both management and investors in the analysis of the company’s results of operations and financial position. Management believes free cash flow is useful in analyzing the company’s ability to service and repay its debt. These non-GAAP measures should not be considered a substitute for the reported results of operations or cash provided by operating activities prepared in accordance with GAAP. Furthermore, free cash flow does not reflect all available cash that could be used to service debt and does not reflect all funds available for investment or other discretionary uses. These non-GAAP financial measures may not be comparable to related or other similarly titled measures reported by other companies.

                Included is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Third-Quarter Results Conference Call

                The company will host a telephone conference call and Web cast to discuss the company’s fiscal year 2005 third quarter financial results on Thursday, July 28, 2005, at 11:15 a.m. (ET). To participate, call (706) 643-7449 approximately 10 minutes prior to the start of the call. Please reference ArvinMeritor when dialing in to participate. Investors can also listen to the conference call in real time — or for 90 days by recording — by visiting www.arvinmeritor.com.

                A replay of the call will be available from 1 p.m. July 28, until midnight, July 30, 2005, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (international calls). Please refer to passcode 7411218.

                To access the listen-only audio Web cast, visit the ArvinMeritor Web site at http://www.arvinmeritor.com/ and click on the Web cast link on either the home page or investor page.

ARVINMERITOR, INC. CONSOLIDATED INCOME STATEMENT (Unaudited, in millions)

	Quarter Ended June 30,		Nine Months Ended June 30,

	2005	2004	2005	2004

	(Unaudited)
Sales	$2,411	$2,099	$6,777	$6,019
Cost of Sales	(2,210)	(1,913)	(6,293)	(5,513)

GROSS MARGIN	201	186	484	506
SG&A	(104)	(100)	(288)	(289)
Restructuring Costs	(7)	(4)	(81)	(11)
Gain on Divestitures	—	—	4	20
Environmental Remediation Costs	—	—	(6)	(8)
Customer Bankruptcies	—	—	(10)	—
Costs for Withdrawn Tender Offer	—	—	—	(16)

OPERATING INCOME	90	82	103	202
Equity in Earnings of Affiliates	7	5	20	12
Gain on Sale of Marketable Securities	—	—	—	7
Interest Expense, Net and Other	(31)	(26)	(89)	(77)

INCOME BEFORE TAXES	66	61	34	144
Provision for Income Taxes	(18)	(16)	(9)	(39)
Minority Interests	(4)	(3)	(4)	(8)

Income From Continuing Operations	44	42	21	97
Income from Discontinued Operations	2	9	10	14

NET INCOME	$46	$51	$31	$111

DILUTED EARNINGS PER SHARE
Continuing Operations	$0.64	$0.61	$0.30	$1.41
Discontinued Operations	0.02	0.13	0.15	0.21

Diluted Earnings Per Share	$0.66	$0.74	$0.45	$1.62

Diluted Shares Outstanding	69.2	68.8	69.3	68.6

Note:	Prior periods have been restated for the change in accounting for certain inventories and discontinued operations.

ARVINMERITOR, INC. CONSOLIDATED BUSINESS SEGMENT INFORMATION (In millions)

	Quarter Ended June 30,		Nine Months Ended June 30,

	2005	2004	2005	2004

	(Unaudited)		(Unaudited)
Sales:
Light Vehicle Systems	$1,293	$1,237	$3,720	$3,703
Commercial Vehicle Systems	1,118	862	3,057	2,316

Total Sales	$2,411	$2,099	$6,777	$6,019

Operating Income (Loss):
Light Vehicle Systems	$20	$33	$(35)	$110
Commercial Vehicle Systems	72	49	146	116

Segment Operating Income	92	82	111	226
Environmental Remediation Costs	—	—	(6)	(8)
Unallocated Corporate Costs	(2)	—	(2)	—
Costs for Withdrawn Tender Offer	—	—	—	(16)

Total Operating Income	$90	$82	$103	$202

Note:	Prior periods have been restated for the change in accounting for certain inventories and discontinued operations.

ARVINMERITOR, INC. SUMMARY CONSOLIDATED BALANCE SHEET (In millions)

	June 30, 2005	September 30, 2004

	(Unaudited)
ASSETS

Cash	$180	$132
Receivables	1,519	1,478
Inventories	571	523
Other current assets	256	238
Assets of discontinued operations	575	615
Net property	1,009	1,032
Goodwill	800	808
Other assets	816	813

TOTAL ASSETS	$5,726	$5,639

LIABILITIES AND SHAREOWNERS’ EQUITY

Short-term debt	$40	$3
Accounts payable	1,448	1,366
Accrued and other current liabilities	664	622
Liabilities of discontinued operations	241	282
Other liabilities	771	830
Long-term debt	1,472	1,487
Minority interest	58	61
Equity	1,032	988

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$5,726	$5,639

ARVINMERITOR, INC. CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)

	Nine Months Ended June 30,

	2005	2004

OPERATING ACTIVITIES
Income from continuing operations	$21	$97
Adjustments to income from continuing operations Depreciation and other amortization	137	138
Gain on divestitures	(4)	(20)
Gain on sale of marketable securities	—	(7)
Restructuring costs, net of payments	55	1
Pension and retiree medical expense	82	99
Pension and retiree medical contributions	(141)	(185)
Proceeds from termination of interest rate swaps	22	—
Changes in receivable securitization and factoring	137	(115)
Changes in assets and liabilities	(174)	(71)

Net cash flows provided by (used for) continuing operations	135	(63)
Net cash flows provided by (used for) discontinued operations	(147)	48

CASH USED FOR OPERATING ACTIVITIES	(12)	(15)

INVESTING ACTIVITIES
Capital expenditures	(102)	(97)
Acquisitions of businesses and investments, net of cash acquired	(24)	(1)
Proceeds from dispositions of property and businesses	38	84
Proceeds from sale of marketable securities	—	18
Net investing cash flows provided by (used for) discontinued operations	157	(10)

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	69	(6)

FINANCING ACTIVITIES
Net change in revolving debt	—	45
Payment of notes	(21)	—
Net change in other debt	23	5

Net change in debt	2	50
Proceeds from exercise of stock options	5	5
Cash dividends	(21)	(21)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(14)	34

IMPACT OF CURRENCY ON CASH	5	6

CHANGE IN CASH	48	19
CASH AT BEGINNING OF PERIOD	132	103

CASH AT END OF PERIOD	$180	$122

Note:	Prior periods have been restated for the change in accounting for certain inventories and discontinued operations.

ARVINMERITOR, INC. SELECTED FINANCIAL INFORMATION - RECONCILATION Non-GAAP (Unaudited, in millions)

	Q3 FY 05 Reported	Restructuring Actions	Q3 FY05 Adjusted

Sales	$2,411	$—	$2,411
Operating Income	90	6	96
Income from Continuing Operations	44	4	48
Diluted Earnings Per Share - Continuing Operations	$0.64	$0.06	$0.70

Operating Income
LVS Operating Income	$20	$5	$25
CVS Operating Income	72	1	73

Segment Operating Income	92	6	98
Unallocated Corporate Costs	(2)	—	(2)

Total Operating Income	$90	$6	$96

Operating Margins
LVS	1.5%		1.9%
CVS	6.4%		6.5%
Segment Operating Margins	3.8%		4.1%
Total Operating Margins	3.7%		4.0%

ARVINMERITOR, INC. FREE CASH FLOW RECONCILIATION Non-GAAP (Unaudited, in millions)

	Cash Flow Provided by (Used for) Operating Activities	A/R Securitization & Factoring	Capital Expenditures*	Free Cash Flow

Nine Months ended 06/30/05	$(12)	$(137)	$(107)	$(256)
Six Months ended 03/31/05	(203)	(38)	(66)	(307)

Three Months ended 06/30/05	$191	$(99)	$(41)	$51

*	Includes capital expenditures of discontinued operations of $5 million for the nine months ended 06/30/05 and $3 million for the six months ended 03/31/05.

	Cash Flow Provided by (Used for) Operating Activities	A/R Securitization & Factoring	Capital Expenditures*	Free Cash Flow

Nine Months ended 06/30/04	$(15)	$115	$(108)	$(8)
Six Months ended 03/31/04	34	27	(72)	(11)

Three Months ended 06/30/04	$(49)	$88	$(36)	$3

*	Includes capital expenditures of discontinued operations of $11 million for the nine months ended 06/30/04 and $9 million for the six months ended 03/31/04.